                                    Exhibit 10(a)


                                 SEPARATION AGREEMENT


         WHEREAS, RICK H. WHITE ("EMPLOYEE") is employed by BUFFETS, INC. ("EMPLOYER") as Executive Vice President of Operations.

         WHEREAS, EMPLOYEE and EMPLOYER are ending their employment relationship; and

         WHEREAS, EMPLOYEE and EMPLOYER wish to set forth the terms and conditions under which they will end their employment relationship;

         NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants, and provisions contained in this Separation Agreement ("Agreement") and the companion General Release, the parties hereto agree as follows:

         1. RESIGNATION. EMPLOYEE agrees to resign his employment with EMPLOYER, effective June 30, 1997, the date of this Agreement ("Separation Date").

         2. RELEASE OF CLAIMS BY EMPLOYEE. Contemporaneously with the execution of this Agreement, EMPLOYEE will also execute a General Release in favor of EMPLOYER, its insurers, affiliates, divisions, committees, directors, officers, employees, agents, successors, and assigns ("General Release"). This Agreement will not be interpreted or construed to limit the companion General Release in any manner.

         3. PAYMENT. Provided EMPLOYEE complies with the provisions of this Agreement and the General Release, and further provided that EMPLOYEE has not rescinded the General Release within the applicable rescission period, EMPLOYER or its agent will pay EMPLOYEE the amounts set forth in Subparagraphs 3(a) and 3(b) below (collectively, the "Payments") as EMPLOYER's sole payment obligation to EMPLOYEE in consideration of this Agreement and the General Release. In the event that EMPLOYEE rescinds the General Release, EMPLOYER's obligation to make the Payments shall be null and void

              a. BASE CONSIDERATION: Subject to the provisions of the initial paragraph in Section 3 as set forth above, EMPLOYER shall pay EMPLOYEE the amount of One Hundred Forty Thousand and No/100's Dollars ($140,000.00), payable in two installments. The first installment of Seventy Thousand and No/100's Dollars ($70,000) shall be payable on the date the provisions of
Section 3 above are met, and the second installment of Seventy Thousand and No/100's Dollars ($70,000) shall be payable six (6) months from the date the provisions of Section 3 above are met and provided that EMPLOYEE has otherwise continuously complied with the terms of this Agreement and the General Release. Payments shall be made on the first EMPLOYER regular payroll date following the dates specified above.

              b. GROUP HEALTH INSURANCE CONTINUATION: As of and after the Separation Date, EMPLOYEE will be entitled to continue his group medical and dental insurance and life insurance under such terms as are made available to similarly situated former employees of EMPLOYER. In order to continue such coverage, EMPLOYEE must maintain continued coverage under EMPLOYER's plan. Subject to the provisions of the initial paragraph in Section 3 as set forth above and for the duration specified below in this Section 3(b), EMPLOYER will pay Seventy Five Percent (75%) of the total contribution cost of the plan. EMPLOYEE shall be responsible for the remaining Twenty Five (25%) of the total contribution cost of the plan, plus all deductibles, co-pays and any other payment obligations specified under the plan. EMPLOYEE'S coverage under the plan, and EMPLOYER's obligation pursuant to this Section 3(b), shall terminate in the event that EMPLOYEE fails to make the contributions required in this Section 3(b), consistent with the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA")) until EMPLOYEE obtains other such benefits, or until twelve (12) months from the date EMPLOYEE executes this Agreement, whichever comes first. If EMPLOYEE has not obtained other benefits one year from the date of this Agreement, EMPLOYEE may continue coverage under EMPLOYER's plan, entirely at his own expense, at rates then specified by the EMPLOYER for coverage continuation for former corporate office employees. EMPLOYEE acknowledges that EMPLOYER may modify its premium structure, the terms of its plan and the coverage of the plan, including the termination of all or a part of a plan. All insurance shall terminate the earlier of eighteen (18) months after the date that EMPLOYEE resigned his employment, or when EMPLOYEE becomes a participant under another group medical plan (except in certain circumstances where that plan has a pre-existing conditions clause that is applicable to a covered person, coverage might not terminate), or when COBRA permits termination. EMPLOYEE agrees to notify EMPLOYER when he begins participation in another group plan. Except as expressly provided in this Agreement, EMPLOYEE will not be eligible to participate in any of EMPLOYER's employee benefit plans after the date of this Agreement.

         4. REFERENCES. EMPLOYEE agrees to direct or cause to be directed to the EMPLOYER all future requests for references concerning him. EMPLOYER agrees to respond to all future requests for references concerning EMPLOYEE by confirming the dates of his employment with EMPLOYER and identifying the last position that he held while he worked at EMPLOYER.

         5. CLAIMS INVOLVING EMPLOYER. EMPLOYEE will not recommend or suggest to any potential claimants against or employees of EMPLOYER or their attorneys or agents that they initiate claims or lawsuits against EMPLOYER, any of its affiliates, or any of its or their directors, officers, employees, or agents, nor will EMPLOYEE voluntarily aid, assist, or cooperate with any claimants against or employees of EMPLOYER or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against EMPLOYER, any of its affiliates, or any of its or their directors, officers, employees, or agents; provided, however, that nothing in this paragraph will be construed to prevent EMPLOYEE from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving EMPLOYER, any of its affiliates, or any of its or their directors, officers, employees, or agents.

         6.   CONFIDENTIALITY.    It is the intent of the parties that the
terms and conditions of this Separation Agreement and the companion General Release ("Confidential Information"), will be treated as confidential. Accordingly, EMPLOYEE and his attorneys will not disclose Confidential Information to anyone at any time, except as follows: EMPLOYEE may disclose Confidential Information: (1) to his spouse; (2) to his attorney; or (3) to his accountants or tax planners. If EMPLOYEE discloses Confidential Information to any person identified above, he must simultaneously inform the person to whom the disclosure is being made that he or she must keep such Confidential Information strictly confidential and that he or she may not disclose such Confidential Information to any other person without the advance written consent of EMPLOYEE and EMPLOYER. EMPLOYER may disclose Confidential Information to the extent that it is required to do so under federal or state securities regulations or other applicable law, and EMPLOYER presently believes that such disclosure will be necessary. Furthermore, either EMPLOYEE or EMPLOYER may disclose Confidential Information in the event that they are legally required to do so subject to the order of a court of applicable jurisdiction. If EMPLOYEE is subpoenaed in any proceeding to disclose any Confidential Information, he shall give EMPLOYER prompt notice of such request so that EMPLOYER may have the ability to seek an appropriate protective order. It is further agreed that, if in the absence of a protective order EMPLOYEE is nonetheless compelled to disclose Confidential Information through a subpoena or other lawful process, EMPLOYEE may disclose such information without liability hereunder; provided, however, that EMPLOYEE gives EMPLOYER written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon EMPLOYER'S request, use it's best efforts to obtain assurances that confidential treatment will be accorded to such information.

         7. FULL COMPENSATION. EMPLOYEE agrees that the Payments made and other consideration provided by EMPLOYER under this Agreement constitute full compensation for and extinguish all EMPLOYEE's claims as set forth in the companion General Release, including, but not limited to, all claims for attorneys' fees, costs, and disbursements, and all claims for any type of legal or equitable relief. EMPLOYEE acknowledges and agrees that all salary, bonus, vacation and other payments associated with EMPLOYEE's employment with EMPLOYER shall terminate effective as of the Separation Date. EMPLOYEE agrees that he has received all bonuses for which he is due, and that he is ineligible to receive bonuses under the EMPLOYER's bonus programs for the 1997 fiscal year, since they are calculated based upon year-end corporate performance and apply only to individuals that are active employees as of the end of the 1997 fiscal year.

         8.   EMPLOYEE'S CONTINUED AVAILABILITY.   For a six month period
commencing as of the Separation Date (or for such longer period reasonably required by EMPLOYER to support the EMPLOYER in any pending litigation), EMPLOYEE will make himself reasonably available from time to time upon reasonable advance notice to confer with EMPLOYER'S senior executive officers, directors, and lawyers at mutually convenient times during regular business hours for reasonable amounts of time regarding EMPLOYER's significant business matters and legal affairs. EMPLOYER will reimburse EMPLOYEE for any actual out-of-pocket expenses that he incurs when conferring with EMPLOYER's senior executive officers, directors, and lawyers, but will not make any other payments to him for so conferring. The consulting provided hereunder shall be requested at times and locations which, to the extent reasonably possible, will not interfere with other employment which EMPLOYEE may now or hereafter obtain.

         9.   RECORDS, DOCUMENTS AND PROPERTY.   EMPLOYEE acknowledges that he
has returned to EMPLOYER all records, correspondence, documents, financial data, plans, computer disks, computer tapes, keys, credit cards, and other tangible property in his possession belonging to EMPLOYER.

         10.  STOCK OPTION PLANS.   EMPLOYEE is a participant in EMPLOYER's
employee stock option plans ("Stock Option Plans"). EMPLOYEE acknowledges that neither his separation of employment or entry into this Agreement or accompanying General Release shall serve to amend the Stock Option Plans or create new or differing rights than those set forth in the Stock Option Plans and associated written incentive stock option agreements to which EMPLOYEE is a party. EMPLOYEE further acknowledges that his ability to exercise stock options under the Stock Option Plans following his separation of employment is restricted per the terms of the Stock Option Plans, it being EMPLOYEE's responsibility to monitor the associated timing provisions and otherwise comply with terms of the Stock Option Plans.

         11. NO ADMISSION OF WRONGDOING. EMPLOYEE understands that this Agreement does not constitute an admission that EMPLOYER has violated any local ordinance, state or federal statute, or principle of common law, or that EMPLOYER has engaged in any improper or unlawful conduct or wrongdoing against EMPLOYEE. EMPLOYEE agrees that he will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission that EMPLOYER has engaged in any wrongdoing.

         12. AUTHORITY. EMPLOYEE represents and warrants that he has the authority to enter into this Agreement and the companion General Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the companion General Release have been assigned to any person or entity not a party to this Agreement and the companion General Release.

         13. REPRESENTATION. EMPLOYEE acknowledges that he has been represented by his own attorney in this matter, that he has had a full opportunity to consider this Agreement and the companion General Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement and the companion General Release, and that he has not relied upon any statements made by EMPLOYER or its attorneys, other than the statements made in this Agreement and any EMPLOYER employee benefit plans in which EMPLOYEE is a participant.

         14. INVALIDITY. In the event that any provision of this Agreement or the companion General Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the companion General Release, and the remaining provisions of this Agreement and the companion General Release will continue to be valid and enforceable.

         15. ENTIRE AGREEMENT. This Agreement, Exhibit "A" hereto, the companion General Release, and any EMPLOYER employee benefit plans and Stock Option Plans in which EMPLOYEE is a participant, contain all the agreements between EMPLOYEE and EMPLOYER related to the subject matter contained therein. This Agreement does not, however, limit the effectiveness or terms of any existing written confidentiality, non-compete, and non-inducement agreements or similar covenants binding EMPLOYEE, including those contained in the various stock option agreements (collectively, "Continuing Undertakings") between EMPLOYER AND EMPLOYEE, all of which remain in full force and effect, with the proviso that if there exist any conflicts in interpretation among the various Continuing Undertakings with respect to the matters contained in Exhibit "A" hereto, then the terms of Exhibit "A" shall control. EMPLOYEE's performance of the undertakings set forth in Exhibit "A" are a material inducement for EMPLOYER to enter into this Agreement.

         16. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         17. GOVERNING LAW. This Agreement and the companion General Release will be construed in accord with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the companion General Release will be governed by, the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

                                  EMPLOYEE


Dated:  June 30, 1997.
                                  ----------------------------------------
                                  Rick H. White


Dated:   June 30, 1997.           EMPLOYER
                                  Buffets, Inc.


                                  By:
                                     -------------------------------------
                                       Its:
                                            ------------------------------

                                     EXHIBIT "A"
           TO THE SEPARATION AGREEMENT BETWEEN BUFFETS, INC. AND RICK WHITE
                           DATE JUNE 30, 1997 ("AGREEMENT")

    RESTRICTIONS ON COMPETITION BY EMPLOYEE. In partial consideration for EMPLOYEE's receipt of the payments to be made by EMPLOYER pursuant to the
Agreement:

    (a) The EMPLOYEE acknowledges that the EMPLOYEE has had and may continue to have access to significant confidential and valuable information which can be used unfairly to the harm of EMPLOYER and its subsidiary or affiliated companies (collectively, the "Company") by present or potential competitors in the buffet segment of the restaurant industry.
    (b) The EMPLOYEE agrees that through and until June 30, 1999, the EMPLOYEE will not render services or give advice to, or affiliate with (as employee, partner, consultant or otherwise) or invest or acquire any interest in, any other person or organization which is engaged in or about to become engaged in franchising, developing, owning or operating a restaurant or other food service establishment that utilizes, in whole or in significant part, a buffet, smorgasbord or cafeteria service format (collectively, a "Conflicting Organization"), operating within twenty-five miles of any location where an Old Country Buffet restaurant or HomeTown Buffet restaurant is then currently operating, or where the Company, an affiliate or a present or prospective franchise operator has leased or purchased, or is then negotiating to lease or purchase, a site on which it plans to operate an Old Country Buffet restaurant or HomeTown Buffet restaurant. Notwithstanding the foregoing, if the business of the Conflicting Organization has separate and distinct divisions, EMPLOYEE may, following termination of such employment, render services or give advice to, or affiliate with, a division which would not itself constitute a Conflicting Organization if, prior thereto, the Company receives written assurances satisfactory to the Company from the Conflicting Organization and EMPLOYEE that EMPLOYEE will not directly or indirectly render services or give advice or information to any division of such Conflicting Organization which would itself constitute a Conflicting Organization. In addition to the foregoing, but only in the states of California, Oregon, Washington and Minnesota, EMPLOYEE agrees that it will observe identical covenants to those described above but with respect to restaurants utilizing a casual western theme restaurant concept similar to that operated by EMPLOYER under the Roadhouse Grill trademark.
    (c) The EMPLOYEE further agrees that, during the period described in subparagraph (b) of this Exhibit "A", the EMPLOYEE will not, directly or indirectly, assist or encourage any other person to carry out, directly or indirectly, any activity that would be prohibited by the above provisions of this Exhibit "A" if such activity were carried out by the EMPLOYEE, either directly or indirectly; and in particular the EMPLOYEE agrees that the EMPLOYEE will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.
    (d) The EMPLOYEE acknowledges and agrees that the Company will not have an adequate remedy at law in the event of any breach by the EMPLOYEE of this Exhibit "A" and the Company shall therefore be entitled, in addition to any other remedies that may be available, to injunctive and/or other equitable relief to prevent or remedy a breach of this Exhibit "A" by the EMPLOYEE.
    (e) The EMPLOYEE acknowledges that this Exhibit "A" limits the EMPLOYEE's right to compete only to the extent necessary to protect the Company from unfair competition. The EMPLOYEE therefore agrees that a court of competent jurisdiction may, if it finds the restrictions to be unlawful or excessive, modify and enforce them to the extent it believes to be reasonable under the circumstances.
    (f) The EMPLOYEE acknowledges that he has knowledge of material non-public information regarding the Company's finances, business and strategic plans, budgets, forecasts, operational practices, policies, procedures, systems, recipes, and other confidential, proprietary and/or trade secret information (collectively, "Confidential Information") that could cause irreparable harm to the Company if disclosed without first obtaining the Company's prior written consent, signed by an officer of EMPLOYER. Furthermore, EMPLOYEE agrees that he will not use any of the Confidential Information for personal gain or the benefit of others. The confidentiality obligations contained in this paragraph
(d) shall be indefinite, and shall survive the two year term of EMPLOYEE's other obligations contained in this Exhibit "A".

                                   GENERAL RELEASE

         DEFINITIONS. I intend all words used in this General Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this General Release have the following meanings:

         A. "I", "ME", and "MY" mean both me and anyone who has or obtains any legal rights or claims through me.

         B. "EMPLOYER" means Buffets, Inc., any company related to Buffets, Inc. in the present or past, any company providing insurance to Buffets, Inc. in the present or past, any present or past employee benefit plan sponsored by Buffets, Inc., any present or past affiliates, divisions, committees, directors,officers, employees, agents, successors, or assigns of Buffets, Inc., and any person who acted on behalf of or on instructions from Buffets, Inc.

         C. "MY CLAIMS" mean all of my existing rights to any relief of any kind from the Employer, whether or not I now know about those rights, including, but not limited to:

              1. all claims that arise out of or that relate to my employment or the termination of my employment with the Employer;

              2. all claims that arise out of or that relate to the statements or actions of the Employer;

              3. all claims for any alleged unlawful discrimination or any other alleged unlawful practices that arise out of or that relate to the statements or actions of the Employer, including, but not limited to, claims under the Civil Rights Act of 1964, the Americans with Disabilities Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Minnesota Human Rights Act, the Minnesota Workers' Compensation Act, and any federal or state wage and hour laws; and claims that the Employer engaged in conduct prohibited on any other basis under any federal, state, or local statute, ordinance, or regulation;

              4. all claims for alleged unpaid compensation, expenses, and employee benefits; wrongful discharge; breach of contract; breach of implied contract; breach of a covenant of good faith and fair dealing; defamation; intentional or negligent infliction of emotional distress; fraud; negligent misrepresentation; negligence; assault and battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; breach of fiduciary duty; and promissory or equitable estoppel; and any other wrongful employment practices or violations of common law; and

              5. all claims for attorneys' fees, liquidated damages, punitive damages, costs, and disbursements.

         AGREEMENT TO RELEASE MY CLAIMS. I will receive a certain sum of money and other consideration from the Employer or its agents as set forth in the companion Separation Agreement if I sign and do not rescind this General Release as provided below. In exchange for that money and other consideration, I agree to give up all My Claims against the Employer. I will not bring any lawsuits or make any other demands against the Employer based on My Claims. The money and other consideration that I will receive in exchange for this General Release and the companion Separation Agreement is a full and fair payment for the release of My Claims. The Employer does not owe me anything for the release of My Claims in addition to the money and other consideration that I am receiving in exchange for this General Release and the companion Separation Agreement.

         MY RIGHT TO RESCIND THIS GENERAL RELEASE AND THE COMPANION SEPARATION AGREEMENT. I understand that I have the right to rescind (that is, cancel or revoke) this General Release for any reason within 15 (fifteen) calendar days after I sign it. I understand that this General Release will not become effective or enforceable unless and until I have not rescinded it and the rescission period has expired. I understand that if I wish to rescind, the rescission must be in writing and hand-delivered or mailed to the Employer. If hand-delivered, the rescission must be (a) addressed to Buffets, Inc., attn:
General Counsel, 10260 Viking Drive, Eden Prairie, MN 55344, and (b) delivered to said General Counsel within the 15 (fifteen) day period. If mailed, the rescission must be: (i) postmarked within the 15 (fifteen) day period;
(ii) addressed consistent with the foregoing instructions; and (iii) sent by certified mail, return receipt requested.

         ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though the Employer will pay me for the release of My Claims, the Employer does not admit that it is responsible or legally obligated to me for My Claims. In fact, I understand that the Employer denies that it is responsible or legally obligated for My Claims or that it has engaged in any improper or unlawful conduct or wrongdoing against me.

         I also understand that the terms of this General Release and the companion Separation Agreement are confidential, and that I may not disclose those terms to any person except under the circumstances described in the companion Separation Agreement.

         I have read this General Release and the companion Separation Agreement carefully and I understand all its terms. I have been advised to consult with my own attorneys prior to executing this General Release and the companion Separation Agreement. I have discussed this General Release and the companion Separation Agreement with my own attorneys, and they have fully explained them to me. In agreeing to sign this General Release and the companion Separation Agreement I have not relied on any statements or explanations made by the Employer or its attorneys, other than statements made in the companion Separation Agreement and any employee benefit plans sponsored by the Employer in which I am a participant.

         I understand and agree that this General Release, the companion Separation Agreement, and any employee benefit plans sponsored by the Employer in which I am a participant contain all the agreements between the Employer and me relating to this separation. We have no other written or oral agreements relating to this separation.

         I am age 18 or older, and I am not under any legal disabilities that prevent me from being legally bound by the agreements that I am making in this General Release and the companion Separation Agreement.

         I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceedings between the accrual of My Claims and the date of my signature below. I am legally able and entitled to receive the money and other consideration that I will receive from the Employer as set forth in the companion Separation Agreement in separation of My Claims.


Dated:  June 30, 1997
                                  ----------------------------------------
                                  Rick H. White

Witnesses:


------------------------------

------------------------------


                                         -2-